exhibit991.htm

For Immediate Release
Contacts: Courtney Guertin, Public Relations Specialist
401-457-9501
courtney.guertin@lintv.com
Richard Schmaeling, Chief Financial Officer
401-457-9510
richard.schmaeling@lintv.com

LIN TV Corp. Announces Fourth Quarter 2008 and Full Year 2008 Results

PROVIDENCE, RI, March 12, 2009 – LIN TV Corp. (NYSE: TVL) today reported results for the fourth quarter 2008 and full year ended December 31, 2008.

Results for the full year ended December 31, 2008

·	Net revenues increased 1% to $399.8 million, compared to $395.9 million in 2007.

·
Political revenues were $47.0 million, compared to $6.1 million in 2007.  The Company achieved a 40% increase in political revenues over the 2004 presidential election cycle on a pro forma same station basis.

·	Digital revenues, which include Internet advertising revenues and retransmission consent fees, increased 95% to $29.1 million, compared to $14.9 million in 2007.

·	The strength in political and digital revenues was offset in part by an 11% decrease in local and national advertising sales, which declined from $415.9 million in 2007 to $368.6 million in 2008.

·	General operating expenses were $278.1 million, compared to $277.7 million in 2007.

·	Operating loss was $952.4 million, including non-cash impairment charges of $1.0 billion and a restructuring charge of $12.9 million, compared to operating income of $110.4 million in 2007.

·	Loss from continuing operations was $830.4 million, including special items of $857.0 million after-tax, compared to income from continuing operations of $28.5 million in 2007.

·	Net loss per diluted share was $16.33, compared to net income per diluted share of $1.01 in 2007.

Results for the fourth quarter ended December 31, 2008

·	Net revenues decreased 4% to $104.2 million, compared to $108.6 million for the same quarter in 2007, primarily due to the decline in television advertising in LIN TV’s markets.

·	Political revenues were $24.4 million, compared to $3.2 million for the same quarter in 2007.

·	Digital revenues increased 96% to $9.3 million, compared to $4.8 million for the same quarter in 2007.

·	General operating expenses decreased 1% or $0.6 million to $71.7 million, compared to $72.3 million for the same quarter in 2007.

·	Operating loss was $722.6 million, including a non-cash impairment charge of $732.2 million and a restructuring charge of $12.9 million, compared to operating income of $54.6 million in 2007.

·	Loss from continuing operations was $625.7 million, including special items of $638.6 million after-tax, compared to income from continuing operations of $23.5 million in 2007.

·	Net loss per diluted share was $12.24, compared to net income per diluted share of $0.53 for the same quarter in 2007.

Commenting on the fourth quarter 2008 and full year 2008 results, LIN TV’s President and Chief Executive Officer Vincent L. Sadusky said:  “We are operating in a severe recessive economy and the financial distress on automakers, as well as the significant declines in consumer and business spending, are negatively impacting television advertising sales.  In response, we have taken significant actions to improve our efficiency, as well as our balance sheet.  Our plans to adjust our cost structure, re-engineer workflow throughout our TV stations, and execute an aggressive program to reduce our debt should positively impact our operating performance and financial condition.”

“Our leading news stations are focused on maximizing multi-platform advertising spending, new business development and digital revenue growth.  Digital revenues continue to differentiate our company and were a major factor in our ability to increase net revenues by 1% in 2008.  Compared to our peers, LIN TV delivered one of our industry’s strongest results.”

“Despite the negative outlook on the economy, we remain positive.  We are confident in the fundamentals of the TV broadcast business and our ability to expand digitally.  We expect to operate a very healthy and cost efficient business now and well into the future.”

Special Items

During the fourth quarter and year ended December 31, 2008, the Company recorded special items netting to an operating charge of $745.1 million and $1.0 billion, respectively, and recorded special items netting to an after-tax charge of $638.6 million and $857.0 million, respectively.

	Three Months Ended		Year Ended
	December 31, 2008		December 31, 2008
	Operating Loss	Loss from Continuing Operations	Operating Loss	Loss from Continuing Operations

Impairment of goodwill, broadcast licenses and broadcast equipment	$732.2	$565.8	$1,029.2	$781.4
Impairment of equity investment in NBCU joint venture		34.4		34.4
Restructuring charge	12.9	7.9	12.9	7.9
Income on extinguishment of debt		(8.5)		(5.7)
Deferred tax asset valuation allowance		39.0		39.0
	$745.1	$638.6	$1,042.1	$857.0

Fourth Quarter 2008 Impairment Charges

As required by FAS 142, “Goodwill and Other Intangible Assets”, we performed our annual test for impairment of indefinite-lived intangible assets, including broadcast licenses and goodwill, as of December 31, 2008.  As a result of this annual test, we recorded a charge in the fourth quarter of 2008 of $732.2 million ($565.8 million after-tax), which included an impairment charge of $413.9 million related to our broadcast licenses, a goodwill impairment charge of $309.6 million and a charge of $8.7 million for obsolete broadcast equipment.  The impairments to our intangible assets were due to the economic downturn during 2008 and the current credit crisis, which has challenged advertising revenue and negatively impacted valuations throughout the broadcast industry.  Further, during the fourth quarter of 2008, as a result of a continued decline in operating profits at the two stations in our joint venture with NBC Universal, we recorded a charge of $53.6 million ($34.4 million after-tax) to fully impair the value of this equity investment.  In addition, as a result of these impairment charges and our history of operating losses, we recorded a deferred tax asset valuation allowance of $39.0 million related primarily to our 2000 to 2002 net operating losses.

Fourth Quarter Restructuring Charge

During the fourth quarter of 2008, we completed a restructuring plan that included a workforce reduction of 144 employees and the cancellation of certain syndicated television program contracts.  The total charge for the plan was $12.9 million ($7.9 million after-tax), including $4.3 million for workforce reduction and $8.6 million for the cancellation of the contracts.

Fourth Quarter Gain from Extinguishment of Debt

During the fourth quarter of 2008, we commenced a plan, under Rule 10b5-1 under the Securities Exchange Act of 1934, to purchase our 6½% Senior Subordinated Notes and 6½% Senior Subordinated Notes – Class B (the “Senior Subordinated Notes”) at market prices using available balances under our revolving credit facility and available cash balances.  During the fourth quarter, we purchased a notional amount of $26.1 million of our Senior Subordinated Notes under this plan.   The total purchase price for both classes was $12.3 million, resulting in a gain on early extinguishment of debt of $13.0 million ($8.5 million after-tax), net of a write-off of related deferred financing fees.

Operating Highlights

TV Station Ratings and Revenue

·
Following the expiration of the Company’s contract with Time Warner Cable, Inc. (“Time Warner”), 15 of LIN TV’s stations were removed from Time Warner systems in 11 markets for nearly one month in the fourth quarter of 2008.  Despite this disruption in carriage, 56% of LIN TV stations gained audience share with adults 18-49 and 25-54 in the Morning News daypart time period, the fastest-growing time of the day in terms of viewers and advertising revenue[1], compared to the same time period in 2007. The Nielsen data also showed that the Company’s stations outperformed the national networks in the category of household share by an average of 30%. For the year ended December 31, 2008, LIN TV operated the #1 or #2 local news station in 81% of its markets.[2] On average LIN TV’s stations grew 25% across all local news dayparts in Household Ratings year-to-year.

·
Core local and national advertising sales combined, which excludes political advertising sales, decreased 26% to $82.4 million in the fourth quarter 2008, compared to $111.6 million for the same period in 2007. Core local and national advertising sales for the year ended December 31, 2008 decreased 11% to $368.6 million, compared to $415.9 million for the same period in 2007.

·
Advertising categories for which revenues decreased for the fourth quarter of 2008, compared to the same quarter last year, were automotive, retail, restaurants, media/telecommunications, services, financial services and entertainment. Advertising categories for which revenues increased for the fourth quarter of 2008 included political, home improvement and travel and leisure.  The automotive category, which represented 22% of the Company’s core advertising sales for the fourth quarter of 2008, decreased 40% compared to the same quarter last year. The retail category, which also represented 22% of Company’s core advertising sales for the fourth quarter of 2008, decreased 12% compared to the same quarter last year.

·
The Company’s political advertising sales were $24.4 million and $47.0 million for the quarter and year ended December 31, 2008, respectively, compared to $3.2 million and $6.1 million in the same periods last year. Political advertising sales represented 23% and 11% of total advertising sales for the quarter and year ended December 31, 2008, respectively.

Digital and Interactive Initiatives

·	Retransmission consent fees increased 128% in the fourth quarter of 2008 and 114% for the year ended December 31, 2008, compared to the same periods in 2007. During the fourth

1 Source: Nielsen November 2008 Morning News daypart audience rank versus November 2007 Morning News daypart audience rank

2 Source: Nielsen May 2008 Late News M-F HH rank versus May 2004 Late News M-F HH rank (excluding Columbus)

quarter of 2008, the Company reached a new retransmission consent agreement for both its analog and high-definition channels with Time Warner.

·
Internet advertising and other interactive revenues increased 38% for the fourth quarter of 2008 and 61% for the year ended December 31, 2008, compared to the same periods in 2007.  Total page views for the Company’s web sites were 563.6 million for the year ended December 31, 2008, compared to 427.1 million in 2007, representing a 32% increase. Unique visitors for the Company’s web sites were 65.3 million for the year ended December 31, 2008, compared to 47.8 million for 2007, representing a 37% increase. Time on site was 13 minutes, 37 seconds for the year ended December 31, 2008, compared to 7 minutes, 14 seconds for 2007, an increase of 88%. According to January 2009 data released by Hitwise, a leading online competitive intelligence service for Internet measurement, LIN TV has the #1 or #2 local media web site in all of its 17 markets based on “visit time”. In addition, LIN TV achieved nearly 2 billion advertising impressions in 2008.

Key Balance Sheet and Cash Flow Items

Total debt outstanding at December 31, 2008 was $743.4 million.  Cash and cash equivalent balances at December 31, 2008 were $20.1 million.  The Company paid $42.0 million and $77.0 million of principal on its term loan balances during the quarter and year ended December 31, 2008, respectively.  The Company’s outstanding revolving credit facility balance was $135.0 million at December 31, 2008, with $90.0 million available for borrowing under that facility.  Consolidated leverage, as defined in the Company’s credit agreement, was approximately 5.7x as of December 31, 2008 compared to 6.5x as of December 31, 2007.  Other components of cash flow for the fourth quarter of 2008 were cash capital expenditures of $12.2 million and cash payments for programming of $6.9 million.

Subsequent to December 31, 2008, the Company, under its Rule 10b5-1 plan, which expired on February 24, 2009, purchased a further notional amount of $121.7 million of its Senior Subordinated Notes using available balances under its revolving credit facility and available cash balances.  Cumulatively, under the 10b5-1 plan, the Company purchased $147.8 million or 26% of its outstanding Senior Subordinated Notes at an average discount of 45.4% off their stated par value and thereby extinguished $67.1 million of net debt.  We estimate that this action will reduce the Company’s interest expense by approximately $7 million over the next 12 months.

Business Outlook

The results presented in this release, including all of the amounts discussed in this Business Outlook section, reflect the classification of the operations of Banks Broadcasting, Inc. and the Puerto Rico operations as discontinued operations for all periods presented.  The Company has provided historical quarterly financial information for its continuing operations on its web site.  Interested parties should go to www.lintv.com and in the “Investor Relations” section, click on “Financial Reports & Releases,” then “Quarterly and Other Reports” and then “Supplemental Financial Data.”

Based on current sales order pacings, which reflect the challenging economic environment and market decline for both local and national advertising spending and the decline in political advertising expected this year, the Company currently expects that first quarter 2009 net revenues will decrease in the range of 20.0% to 25.0% (or $18.3 million to $23.3 million), compared to reported net revenues of $93.1 million for the first quarter of 2008.

In addition, due to sales variable costs and cost reduction actions, the Company expects that its station direct operating and SG&A expenses will decrease in the range of 8.8% to 12.2% (or $5.1 million to $7.1 million) for the first quarter of 2009 compared to reported expenses of $58.6 million for the first quarter of 2008.  For the full year, we expect station direct operating and SG&A expenses will decrease in the range of 7.4% to 10.5% (or $17.3 million to $24.6 million) compared to reported expenses of $233.8 million for 2008.  Furthermore, given the state of the economy and the level of uncertainity in predicting advertising revenue, the Company has defined a series of further cost reduction actions that the Company could enact and largely realize during the remainder of 2009. The Company’s current outlook for revenues, expenses and cash flow items for the first quarter and full year 2009, excluding special items, are anticipated to be in the following ranges:

	First Quarter 2009	Full Year 2009
Net advertising revenues	$59 to $63 million
Net digital revenues	$8 to $9 million
Network comp/Barter/Other revenues	$2 to $3 million
Total net revenues	$69 to $75 million
Direct operating and SG&A expenses(1)	$51.5 to $53.5 million	$209.2 to $216.5 million
Station non-cash stock-based compensation expense	$0.3 to $1.0 million	$1.0 to $4.0 million
Amortization of program rights	$6.0 to $6.5 million	$23.5 to $25.5 million
Cash payments for programming	$6.5 to $7.0 million	$25.8 to $27.7 million
Corporate expense(1)	$5.0 to $5.3 million	$20.0 to $21.5 million
Corporate non-cash stock-based compensation expense	$0.5 to $1.1 million	$2.0 to $4.4 million
Depreciation and amortization of intangibles	$7.5 to $8.5 million	$30.0 to $32.0 million
Cash capital expenditures	$4.0 to $6.0 million	$12.0 to $14.0 million
Cash interest expense	$8.0 to $9.0 million	$36.0 to $38.0 million
Principal amortization of the term loans	$4.0 million	$15.9 million
Cash taxes	$0.0 to $0.1 million	$0.4 to $1.0 million
Effective tax rate	38% to 42%	38% to 42%
Distributions from equity investments	$0.0 million	$0.0 million
(1) Includes non-cash stock-based compensation expense.

LIN TV advises that all of the information and factors set forth above are subject to risks, uncertainties and assumptions (see the “Forward Looking Statements” heading below), which could individually or collectively cause actual results to differ materially from those projected above.

Conference Call

LIN TV will hold a conference call to discuss its fourth quarter and full year results today, March 12, 2009, at 8:30 AM Eastern Time.  To participate in the call, please dial 1-888-211-4432 for U.S. callers and 1-913-312-0832 for international callers.  The call-in pass code is 7245526. Callers who intend to participate in the call should dial-in 10 minutes before the start of the call to ensure access. The conference call will also be webcast simultaneously from LIN TV Corp.’s website, www.lintv.com, and can be accessed there through a link on the home page (under the Latest News section).  For those unavailable to participate in the live teleconference, a replay can be accessed via the Investor Relations section of www.lintv.com or by dialing 1-888-203-1112 and entering the same passcode as above.  The telephone replay will be available through March 26, 2009.

Access to Non-GAAP Financial Measures and Other Supplemental Financial Data

The Company reports and discusses its operating results using financial measures consistent with generally accepted accounting principles (GAAP) and believes this should be the primary basis for evaluating its performance. The preceding discussion of our results includes a discussion of loss from continuing operations, including special items, and includes a section detailing these items.  Loss from continuing operations, including special items, is a non-GAAP financial measure and is not intended to replace loss from continuing operations, a directly comparable GAAP financial measure. Special items are items that are significant, and unusual or infrequent and provide more comparable information about the Company’s operating performance. Additionally, non-GAAP financial measures such as Broadcast Cash Flow (BCF), Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Free Cash Flow (FCF) should not be viewed as alternatives or substitutes for GAAP reporting.  However, BCF, Adjusted EBITDA and FCF are common supplemental measures of performance used by investors, lenders, rating agencies and financial analysts.  As a result, these non-GAAP measures can provide certain additional insight about the market value of the Company and its stations; the Company’s ability to fund acquisitions, investments and working capital needs; the Company’s ability to service its debt; the Company’s performance versus other peer companies in its industry; and other operating performance trends for its business.  The Company makes available reconciliations of its operating income (loss), a GAAP reporting measure, to BCF, Adjusted EBITDA and FCF on the Company’s web site.  In addition, the Company provides additional information on its web site, at the same location, regarding historical revenue by source, pro forma income statement information and certain other components of cash flow. Interested parties should go to www.lintv.com and in the “Investor Relations” section, click on “Financial Reports & Releases”, then “Quarterly and Other Reports” and then “Supplemental Financial Data”.

Forward-Looking Statements

The information discussed in this press release, particularly in the section with the heading Business Outlook, includes forward-looking statements about the Company’s future operating results within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  The Company based these forward-looking statements on its current assumptions, knowledge, estimates and projections about factors that could affect its future operations.  Although LIN TV believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that those assumptions and expectations will prove to be correct.  Statements in this press release that are forward-looking include, but are not limited to, statements regarding quarter and full year station time sales order pacings; local, national and political advertising growth; digital, network compensation, barter and other revenue growth; direct operating, SG&A, barter, amortization of program rights and corporate expense growth; and cash programming, cash capital expenditures, cash interest expense and principal amortization, cash tax payments and effective tax rates and distributions from equity investments.  These forward-looking statements are subject to various risks, uncertainties and assumptions which may cause these expectations and assumptions not to occur or to differ materially from those outcomes projected in the forward-looking statements.  Such risks and uncertainties include, but are not limited to, the potential continuing deterioration of national and/or local economies; global or local events that could disrupt TV broadcasting; continuing softening of the domestic advertising market; further consolidation of national and local advertisers, and the national sales representation market; potential liabilities related to the Company’s guarantee of the debt obligations of its joint venture with NBC Universal; risks associated with acquisitions, including integration of acquired businesses; changes in TV viewing patterns, ratings and commercial viewing measurement; increases in news and syndicated programming costs, and capital expenditures; changes in television network affiliation agreements; changes in government regulation; competition; seasonality; restrictions on the Company’s operations as a result of the Company’s indebtedness; effects of complying with accounting standards; effects of the Company’s control relationships, including the control of HM Capital Partners LLC and its affiliates, and other risks discussed in the Company’s Annual Report on Form 10-K and  other filings made with the Securities and Exchange Commission (which are available on the Company’s web site, www.lintv.com, in the Investor Relations section), or at www.sec.gov, which discussions are incorporated in this release by reference.  LIN TV undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless otherwise required to by applicable law.

About LIN TV

LIN TV Corp., along with its subsidiaries, is a local television and digital media company, owning and/or operating 27 television stations in 17 U.S. markets, all of which are affiliated with a national broadcast network. LIN TV’s highly-rated stations deliver important local news and community stories, along with top-rated sports and entertainment programming, to 9% of U.S. television homes, reaching an average of 10 million households per week.

LIN TV is also a leader in the convergence of local broadcast television and the Internet through its television station web sites and a growing number of local online innovations that reach 15% of U.S. broadband households. LIN TV is traded on the New York Stock Exchange under the symbol “TVL”. Financial information about the company is available at www.lintv.com.

– financial tables follow –

LIN TV Corp.
Condensed Consolidated Statements of Operations
(unaudited)

	Three months ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
	(in thousands, except per share data)
Net revenues	$104,243	$108,613	$399,814	$395,910

Operating costs and expenses:
Direct operating	29,817	30,258	118,483	116,611
Selling, general and administrative	30,130	30,553	115,287	114,741
Amortization of program rights	6,326	6,122	23,946	24,646
Corporate	5,418	5,333	20,340	21,706
General operating expenses	71,691	72,266	278,056	277,704

Depreciation, amortization and other operating charges (benefits):
Depreciation	7,588	7,760	29,713	30,847
Amortization of intangible assets	36	379	264	2,049
Impairment of goodwill, broadcast licenses and broadcast equipment	732,266	-	1,029,238	-
Restructuring charge (benefit)	12,902	-	12,902	(74)
Loss (gain) from asset dispositions	2,358	(26,354)	2,062	(24,973)
Operating (loss) income	(722,598)	54,562	(952,421)	110,357

Other expense (income):
Interest expense, net	13,081	15,036	54,635	64,249
Share of loss (income) in equity investments	53,564	(919)	52,703	(2,091)
Loss (gain) on derivative instruments	270	1,141	(105)	223
(Income) loss on extinguishment of debt	(13,017)	304	(8,822)	855
Other, net	723	471	1,720	366
Total other expense, net	54,621	16,033	100,131	63,602

(Loss) income from continuing operations before (benefit from) provision for income taxes	(777,219)	38,529	(1,052,552)	46,755
(Benefit from) provision for income taxes	(151,499)	15,057	(222,165)	18,212

(Loss) income from continuing operations	(625,720)	23,472	(830,387)	28,543
Discontinued operations:
Income (loss) from discontinued operations, net of provision for (benefit from) income taxes of $296, $(3,308) and $(1,955) for the year ended December 31, 2008, 2007 and 2006, respectively	(161)	4,231	23	2,973
Gain from the sale of discontinued operations, net of provision for income taxes of $2,619 for the year ended December 31, 2007	-	-	-	22,166
Net (loss) income	$(625,881)	$27,703	$(830,364)	$53,682
Basic (loss) income per common share:
(Loss) income from continuing operations	$(12.24)	$0.47	$(16.33)	$0.57
Income (loss) from discontinued operations, net of tax	-	0.08	-	0.06
Gain from the sale of discontinued operations, net of tax	-	-	-	0.44
Net (loss) income	$(12.24)	$0.55	$(16.33)	$1.07

Weighted - average number of common shares outstanding used in calculating basic (loss) income per common share	51,106	50,529	50,865	50,468

Diluted (loss) income per common share:
(Loss) income from continuing operations	$(12.24)	$0.45	$(16.33)	$0.56
Income (loss) from discontinued operations, net of tax	-	0.08	-	0.05
Gain from the sale of discontinued operations, net of tax	-	-	-	0.40
Net (loss) income	$(12.24)	$0.53	$(16.33)	$1.01

Weighted - average number of common shares outstanding used in calculating diluted (loss) income per common share	51,106	55,097	50,865	55,370

LIN TV Corp.
Condensed Consolidated Balance Sheets
(unaudited)
	December 31,	December 31,
	2008	2007
	(in thousands, except share data)

ASSETS
Current assets:
Cash and cash equivalents	$20,106	$40,031
Accounts receivable, less allowance for doubtful accounts (2008 - $2,761; 2007 - $1,640)	68,277	87,301
Program rights	3,311	4,360
Assets held for sale	430	289
Other current assets	5,045	4,857
Total current assets	97,169	136,838
Property and equipment, net	180,679	191,250
Deferred financing costs	8,511	14,406
Equity investments	128	55,480
Program rights	3,422	6,776
Goodwill	117,159	535,418
Broadcast licenses and other intangible assets, net	430,142	1,021,290
Assets held for sale	8,872	9,180
Other assets	6,512	11,330
Total assets	$852,594	$1,981,968

LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$15,900	$24,300
Accounts payable	7,988	11,415
Accrued compensation	6,614	6,754
Accrued interest expense	4,535	5,018
Accrued contract costs	7,108	6,934
Other accrued expenses	38,444	13,573
Program obligations	10,109	11,944
Liabilities held for sale	429	549
Total current liabilities	91,127	80,487
Long-term debt, excluding current portion	727,453	808,476
Deferred income taxes, net	141,702	374,548
Program obligations	5,336	11,551
Liabilities held for sale	343	198
Other liabilities	68,883	41,564
Total liabilities	1,034,844	1,316,824

Preferred stock of Banks Broadcasting, Inc., $0.01 par value, 173,822 shares issued and outstanding at December 31, 2008 and 2007, respectively	7,031	9,046
Stockholders' equity:
Class A common stock, $0.01 par value, 100,000,000 shares authorized, 29,733,672 and 29,130,173 shares at December 31, 2008 and 2007, respectively, issued and outstanding	294	292
Class B common stock, $0.01 par value, 50,000,000 shares authorized, 23,502,059 shares at December 31, 2008 and December 31, 2007, issued and outstanding; convertible into an equal number of shares of Class A or Class C common stock	235	235
Class C common stock, $0.01 par value, 50,000,000 shares authorized, 2 shares at December 31, 2008 and December 31, 2007, respectively, issued and outstanding; convertible into an equal number of shares of Class A common stock	-	-
Treasury stock, 1,806,428 shares of Class A common stock
at December 31, 2008 and December 31, 2007, at cost	(18,005)	(18,005)
Additional paid-in capital	1,101,919	1,096,455
Accumulated deficit	(1,239,090)	(408,726)
Accumulated other comprehensive loss	(34,634)	(14,153)
Total stockholders' (deficit) equity	(189,281)	656,098
Total liabilities, preferred stock and stockholders' equity	$852,594	$1,981,968

LIN TV Corp.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Year Ended December 31,
	2008	2007	2006
	(in thousands)
OPERATING ACTIVITIES:
Net (loss) income	$(830,364)	$53,682	$(234,500)
Loss (income) from discontinued operations	(23)	(2,973)	6,145
Gain from sale of discontinued operations	-	(22,166)	-
Adjustment to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	29,713	30,847	32,433
Amortization of intangible assets	264	2,049	4,737
Impairment of goodwill, broadcast licenses and broadcast equipment	1,029,238	-	318,071
Amortization of financing costs and note discounts	5,860	8,608	8,664
Amortization of program rights	23,946	24,646	24,890
Program payments	(26,854)	(27,604)	(25,784)
(Gain) loss on extinguishment of debt	(8,822)	855	-
(Gain) loss on derivative instruments	(105)	223	(1,185)
Share of loss (income) in equity investments, including impairment of equity investment	52,703	(2,091)	(3,708)
Deferred income taxes, net	(235,856)	18,875	(74,864)
Stock-based compensation	4,523	5,859	8,942
(Gain) loss from asset dispositions	2,062	(24,973)	5,452
Other, net	(2,636)	1,282	(2,669)
Changes in operating assets and liabilities, net of acquisitions and disposals:
Accounts receivable	21,304	1,927	(13,693)
Other assets	4,405	1,842	298
Accounts payable	(3,427)	3,327	1,701
Accrued interest expense	(483)	(126)	(1,409)
Other accrued expenses	19,587	(18,582)	21,012
Net cash provided by operating activities, continuing operations	85,035	55,507	74,533
Net cash (used in) provided by operating activities, discontinued operations	(1,239)	(12,791)	5,064
Net cash provided by operating activities	83,796	42,716	79,597

INVESTING ACTIVITIES:
Capital expenditures	(28,537)	(25,290)	(22,294)
Distributions from equity investments	2,649	3,113	4,890
Payments for business combinations	-	(52,250)	(5,754)
Acquisition of broadcast licenses	-	-	431
Proceeds from sale of 700 MHz licenses and other operating assets	-	39,250	-
Other investments, net	2,167	(620)	(1,624)
Net cash used in investing activities, continuing operations	(23,721)	(35,797)	(24,351)
Net cash (used in) provided by investing activities, discontinued operations	(734)	138,844	(644)
Net cash (used in) provided by investing activities	(24,455)	103,047	(24,995)

FINANCING ACTIVITIES:
Net proceeds on exercises of employee stock options and phantom stock units and
employee stock purchase plan issuances	1,301	2,064	944
Proceeds from borrowings on long-term debt	165,000	60,000	-
Principal payments on long-term debt	(244,335)	(180,125)	(41,000)
Payment of long-term debt financing costs	(1,232)	-	(124)
Treasury stock purchased	-	-	(13,228)
Net cash used in financing activities, continuing operations	(79,266)	(118,061)	(53,408)
Net cash used in financing activities, discontinued operations	-	-	-
Net cash used in financing activities	(79,266)	(118,061)	(53,408)

Net (decrease) increase in cash and cash equivalents	(19,925)	27,702	1,194
Cash and cash equivalents at the beginning of the period	40,031	12,329	11,135
Cash and cash equivalents at the end of the period	$20,106	$40,031	$12,329
Less cash and cash equivalents from discontinued operations, end of period	-	-	6,244
Cash and cash equivalents from continuing operations, end of the period	$20,106	$40,031	$6,085